LIST OF SUBSIDIARIES	Exhibit 21

STATE OR JURISDICTION OF
SUBSIDIARY	INCORPORATION	TRADE NAME
A. H. Belo Corporation II	Delaware
A. H. Belo Management Services, Inc.	Delaware
Belo Company (The)	Delaware
Belo Enterprises, Inc.	Delaware
Belo Havana Bureau, Inc.	Delaware
Belo Interactive, Inc.	Delaware
Belo Investment, LLC	Delaware
Belo Investments II, Inc.	Delaware
Belo Technology Assets, Inc.	Delaware
Colony Cable Networks, Inc.	Rhode Island
Colony /PCS, Inc.	Rhode Island
Dallas Morning News, Inc. (The)	Delaware
Al Dia, Inc.	Delaware
Belo Mexico, Inc.	Delaware
Belocorp de Mexico, S. de R.L. de C.V.	Mexico
Belo Mexico, LLC	Delaware
DFW Printing Company, Inc.	Delaware
TDMN News Products, Inc.	Delaware	Quick (Texas)
Denton Publishing Company	Texas
News-Texan, Inc.	Texas
DMI Acquisition Sub, Inc.	Delaware
True North Real Estate, LLC	Delaware
Fountain Street Corporation	Rhode Island
PJ Health Programming, Inc.	Rhode Island
PJ Programming, Inc.	Rhode Island
Press-Enterprise Company	California
Providence Journal Company (The)	Delaware
Providence Holdings, Inc.	Delaware
Rhode Island Monthly Communications, Inc.	Delaware	RI Monthly (Rhode Island)
Rhode Island Monthly's Bride (Rhode Island)
Rhode Island Monthly (Rhode Island)
Rhode Island Monthly Communications (Rhode Island)
Rhode Island Monthly's Home and Garden (Rhode Island)
Rhode Island Monthly's Guest Guide to Rhode Island and Southeastern Mass. (Rhode Island)
Providence Journal Satellite Services, Inc.	Rhode Island
Washington Street Garage Corporation	Rhode Island